                                                                  Exhibit 3.2

                                    FORM OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                            URSUS TELECOM CORPORATION


         Pursuant to Section 607.1007 of the Florida Business Corporation Act ("FBCA"), Ursus Telecom Corporation, a Florida corporation ("Corporation"), certifies that:

1. The original articles of incorporation of the Corporation were filed with the Florida Department of State on March 23, 1993 and articles of amendment to the original articles of incorporation were filed with the Florida Department of State on February 12, 1998 ("Articles of Incorporation");

2. These Amended and Restated Articles of Incorporation were approved by the Corporation's Board of Directors ("Board of Directors") on February 12, 1998;

3. The Articles of Incorporation of the Corporation are amended in these Amended and Restated Articles of Incorporation as follows:

                  Article SECOND is amended to set forth a new address for the principal office and mailing address of the Corporation.

                  Article THIRD is amended to clarify the voting rights of the Corporation's Series A Preferred Stock in connection with the creation of a staggered Board of Directors in these Amended and Restated Articles of Incorporation.

                  Article FOURTH is deleted.

                  Article FIFTH is renumbered Article FOURTH and is amended to set forth a new address and registered agent for service of process.

                  Article SIXTH is renumbered Article FIFTH.

                  Article SEVENTH is deleted.

                  A new Article SIXTH, which provides for indemnification of directors, is added.

                  A new Article SEVENTH, which sets forth certain requirements and procedures governing actions taken by shareholders, is added.

                  A new Article EIGHTH, which provides for a staggered Board of Directors and governs director voting, vacancies on the Board of Directors, and removal of directors, and other matters relating to directors, is added.

                  A new Article NINTH, governing amendment of the Corporation's Bylaws, is added.

         4. These amendments to the Articles of Incorporation were approved by the shareholders of the Corporation on February 12, 1998, and the number of votes cast in favor of the amendments by the shareholders was sufficient for their approval.

         5. There are no discrepancies between the provisions of the Articles of Incorporation and the provisions of these Amended and Restated Articles of Incorporation other than the inclusion of the foregoing amendments, which were adopted pursuant to Section 607.1003 of the FBCA.

                  The text of the Articles of Incorporation of the Corporation is restated with the amendments described above, effective as of the date of filing with the Florida Department of State, to read as follows:


         FIRST: The name of the corporation (hereinafter called the "Corporation") is Ursus Telecom Corporation.

         SECOND: The principal office and mailing address of the Corporation is 440 Sawgrass Corporate Parkway, Suite 112, Sunrise, Florida 33325.

         THIRD: The total number of shares of all classes of stock which the Corporation shall have authority to issue is TWENTY-ONE MILLION (21,000,000) shares of stock consisting of:

              TWENTY MILLION (20,000,000) shares of common stock, par value $.01 per share ("Common Stock"), entitling the holders thereof to one
              (1) vote per share, and the holders of shares of Common Stock shall have the right to cumulate their votes for the election of the members of the Corporation's Board of Directors ("Board of Directors") that are subject to election by such holders; and

              ONE MILLION (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"). The rights and preferences of the Preferred Stock may be designated by the Board of Directors.

                  The authority of the Board of Directors with respect to each class or series of Preferred Stock shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting the class or series and the distinctive designation of the class or series;

         (b) The dividend rate on the shares of the class or series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the class or series;

         (c) Whether the class or series will have voting rights, and if so, the terms of the voting rights including any preferential or superior voting rights with respect to election of the Board of Directors or any other matters affecting the Corporation;

         (d) Whether the class or series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

         (e) Whether or not the shares of the class or series will be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether the class or series will have a sinking fund for the redemption or purchase of shares of the class or series, and, if so, the terms and amount of the sinking fund;

         (g) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of the class or series; and

         (h) Any other powers, terms, rights, qualifications, preferences, limitations and restrictions, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Florida as in effect at the time of the creation of such series.

         There is hereby authorized a class of ONE THOUSAND (1,000) shares of Preferred Stock, which shall be designated as Series A Preferred Stock, par value $.01 per share, and which shall have the following rights, preferences and limitations:

                  (a) Series A Preferred Stock, voting as a separate class and having one (1) vote per share, shall have the exclusive right to elect all of the Class III directors (as defined below) and such number of Class II directors (as defined below), if any, as shall be required for the holders of the Series A Preferred Stock to have elected one (1) member less than a majority of the members of the entire Board of Directors (e.g., assuming a five member Board, with two directors in Class III, two directors in Class II and one director in Class I, the Series A Preferred Stock would elect both Class III directors only; or assuming a seven member Board, with two directors in Class III, three directors in Class II and two directors in Class I, the Series A Preferred Stock would elect both Class III directors and one Class II director. The holders of the Series A Preferred Stock shall have no right to participate in the voting for the remaining members of the Board of Directors, and except as provided in these Amended and Restated Articles of Incorporation and as otherwise required by applicable law, the Series A Preferred Stock shall have no other voting or consensual rights in any matter presented to a vote of the shareholders of the Corporation. Notwithstanding the foregoing provision, any holders of Series A Preferred Stock that are also holders of Common Stock or other securities of the Corporation, shall retain and may exercise all of the voting and consensual powers pertaining to such Common Stock or other securities.

                  (b) In the event of any dissolution, liquidation or winding up of the Corporation, each share of Series A Preferred Stock shall have a liquidation preference over the Common Stock of the Corporation of $1 per share, and except for the right to the payment of this liquidation preference, the holders of the Series A Preferred Stock shall not participate in or receive any distribution or payment from the Corporation in respect of such shares of Series A Preferred Stock. Without limiting the generality of the foregoing, the Series A Preferred Stock shall not have the right to receive any dividends, regardless of whether any dividends are declared or paid in respect of the Common Stock or any other securities of the Corporation. Notwithstanding the foregoing provision, any holders of Series A Preferred Stock that are also holders of Common Stock or other securities of the Corporation, shall retain all dividend rights pertaining to such Common Stock or other securities.

              (c) Series A Preferred Stock shall not be convertible into Common Stock or any other security of the Corporation.

              (d) Series A Preferred Stock shall not be redeemable by the Corporation.

         Notwithstanding any conflicting or inconsistent provisions of these Articles, the consent of the holders of 66 2/3% of the outstanding Series A Preferred Stock (in addition to all other consents required by these Articles, by law, or otherwise) shall be required in order to approve any amendment to this Article THREE that would authorize or permit the creation or issuance of any series or class of Preferred Stock that would have any right with respect to the election of Directors of the Corporation that are superior to or pari passu with the rights of the Series A Preferred Stock.

         FOURTH. The name and address of the registered agent for the Corporation is Johannes Seefried, 440 Sawgrass Corporate Parkway, Suite 112, Sunrise, Florida 33325.

         FIFTH: The name and address of the incorporator is Arnold D. Shevin, Esq., 200 South biscayne Boulevard, 33rd Floor, Miami, Florida 33131-2385.

         SIXTH: Every person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Corporation or of any other company, including another corporation, partnership, joint venture, trust or other enterprise on which such person serves or served at the request of the Corporation shall be indemnified by the Corporation against all judgments, payments in settlement (whether or not approved by court), fines, penalties and other reasonable costs and expenses (including attorneys' fees and costs) imposed upon or incurred by such person in connection with or resulting from any action, suit, proceeding, investigation or claim, civil, criminal, administrative, legislative or other (including any criminal action, suit or proceeding in which such person enters a plea of guilty or nolo contendere or its equivalent), or any appeal relating thereto which is brought or threatened either by or in the right of the Corporation or such other company (herein called a "Derivative Action") or by any other person, governmental authority or instrumentality (herein called a "Third-Party Action") and in which such person is made a party or is otherwise involved by reason of his being or having been such director, officer, employee or agent or by reason of any action or omission or alleged action or omission by such person in his capacity as such director, officer, employee or agent if either (i) such person is wholly successful, on the merits or otherwise, in defending such derivative or third-party action or (ii) in the judgment of a court of competent jurisdiction or, in the absence of such a determination, in the judgment of a majority of a quorum of the Board of Directors (which quorum shall not include any director who is a party to or is otherwise involved in such action), or, in the absence of such a disinterested quorum, in the opinion of independent legal counsel
(iii) in the case of a Derivative Action, such person acted without negligence or misconduct in the performance of his duty to the Corporation or such other company or (iv) in the case of a Third-Party Action, such person acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other company, and in addition, in any criminal action, had no reasonable cause to believe that his action was unlawful; provided that, in the case of a Derivative Action, such indemnification shall not be made in respect of any payment to the Corporation or such other company or any shareholder thereof in satisfaction of judgment or in settlement unless either (x) a court of competent jurisdiction has approved such settlement, if any, and the reimbursement of such payment or (y) if the court in which such action has been instituted lacks jurisdiction to grant such approval or such action is settled before the institution of judicial proceedings, in the opinion of independent legal counsel the applicable standard of conduct specified hereinbefore has been met, such action was without substantial merit, such settlement was in the best interests of the Corporation or such other company and the reimbursement of such payment is permissible under applicable law. In case such person is successful on the merits or otherwise in defending part of such action, or in the judgment of such a court or such quorum of the Board of Directors or in the opinion of such counsel has met the applicable standard of conduct specified in the preceding sentence with respect to part of such action, he(she) shall be indemnified by the Corporation against the judgments, settlements, payments, fines, penalties, and other costs and expenses attributable to such part of such action.

         The foregoing rights of indemnification shall be in addition to any rights which any such director, officer, employee or agent may otherwise be entitled any agreement or vote of shareholders or at law or in equity or otherwise.

         In any case in which, in the judgment of a majority of such a disinterested quorum of the Board of Directors, any such director, officer or employee will be entitled to indemnification under the foregoing provisions of this Article, such amounts as they deem necessary to cover the reasonable costs and expenses incurred by such person in connection with the action, suit, proceeding, investigation or claim prior to final disposition thereof may be advanced to such person upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that he(she) is not so entitled to indemnification.

         The amendment or repeal of, or adoption of any provision inconsistent with, this Article SIXTH will require the affirmative vote of the holders of at least 66 2/3% of the Common Stock and all series of voting Preferred Stock, voting together as a single class. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article SIXTH will not adversely affect any right or protection existing hereunder prior to such amendment, repeal, or adoption.

         SEVENTH. Subject to the rights of the holders of any series of Preferred Stock set forth in these Amended and Restated Articles of Incorporation or in any amendments hereto:

                  (a) special meetings of shareholders of the Corporation (i) may be called by the Chairman of the Board of Directors, (ii) shall be called by the Chief Executive Officer, Chief Operating Officer or Secretary of the Corporation not later than 10 days after the Corporation's receipt of (A) the written request of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors, or (B) a written demand for a special meeting of shareholders describing the purpose or purposes for which such meeting is to be held, from the holders of not less than 50% of all the votes entitled to be cast on the issue(s) to be considered at the meeting.

At any annual meeting or special meeting of shareholders of the Corporation, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Corporation. The affirmative vote of at least 66 2/3% of the Common Stock and voting Preferred Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article SEVENTH.

         EIGHTH.

         (a) The number of the directors of the Corporation will not be less than three nor more than nine, and the number of directors will be fixed from time to time in the manner described in the Bylaws of the Corporation. The directors will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated "Class I," "Class II" and "Class III" (each, a "Director Class"). The directors first appointed to Class I will hold office for a term expiring at the annual meeting of shareholders to be held in 1998; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of shareholders to be held in 1999; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of shareholders to be held in 2000, with the members of each Director Class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the shareholders of the Corporation, the successors of the directors in the Director Class whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting, subject to the rights of holders of Preferred Stock to elect all or some of the directors in one or more of the Director Classes. Directors so elected shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Election of directors of the Corporation need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Common Stock and voting Preferred Stock present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.

         (b) Advance notice of shareholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Corporation.

         (c) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board resulting from death, resignation, disqualification, removal or other cause, may be filled solely by the affirmative vote of a majority of the remaining directors then in office who are in the same Director Class as that in which there is a vacancy, even though less than a quorum of the Board, or by the remaining director in such Director Class (if there is only one). If there is no director then in office in the Director Class in which there is a vacancy, then the vacancy may be filled by the affirmative vote of a majority of all of the directors in the other two classes of directors, or, if there is only one remaining director on the Board of Directors, by that director. Any director elected in accordance with the preceding sentences will hold office for the remainder of the full term of the Director Class in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

         (c) Subject to the rights of the holders of any series of Preferred Stock now existing or hereafter created, any director may be removed from office only for cause by the shareholders entitled to vote on the class of directors of which such director is a member and only in the manner provided in this subsection (c). At any annual meeting or special meeting of the shareholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting, the affirmative vote of the holders of at least 66-2/3% of the shares entitled to vote on the Director Class of which such director is a member, may remove such director or directors for cause. Except as may be provided otherwise under applicable law, cause for removal will be deemed to exist only if the director whose removal is proposed has been adjudged by a court of competent jurisdiction (which adjudication is no longer subject to direct appeal) to be liable to the Corporation or its shareholders for misconduct as a result of (a) a breach of such director's duty of loyalty to the Corporation, (b) any act or omission by such director not in good faith or which involves an intentional violation of law, or (c) any transaction from which such director derived an improper personal benefit.

         (d) Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of at least 66 2/3% of the Common Stock and voting Preferred Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article EIGHTH.

         NINTH. The Board may make, amend, and repeal the Bylaws of the Corporation. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board or by the shareholders in the manner provided in the Bylaws of the Corporation. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3 % of the Common Stock and voting Preferred Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article NINTH.

         THE UNDERSIGNED has executed, subscribed and acknowledged these Amended and Restated Articles of Incorporation on _____________, 1998.


                                                   URSUS TELECOM CORPORATION


                                                 ------------------------------